Exhibit 10.4

SECOND AMENDED AND RESTATED AGREEMENT REGARDING SHARED INSURANCE

This Second Amended and Restated Agreement Regarding Shared Insurance is made as of the 25th day of January 2019 (hereinafter the “Agreement”) among:

CompX International Inc. (“CompX”);

Contran Corporation (“Contran”);

Kronos Worldwide, Inc. (“Kronos”);

NL Industries, Inc. (“NL”);

and

Valhi, Inc. (“Valhi”);

(for convenience, each of the above entities and/or its subsidiaries (without duplication by excluding in each case subsidiaries of the other listed entities) may be referred to as a “Party,” and collectively they may be referred to as the “Parties”).

WITNESSETH THAT:

WHEREAS, the Parties are affiliated companies that have been, are, and in the future may be insured under one or more Shared Insurance Policies (as defined below) that provide shared limits of available insurance; and

WHEREAS, each of CompX, Contran, Kronos, NL and Valhi  (collectively, the “Continuing Parties”), along with Keystone Consolidated Industries, Inc., a former affiliate of Contran, were previously a party to a First Amended and Restated Agreement Regarding Shared Insurance (the “Prior Agreement”) made as of the 15th day of October 2015.

WHEREAS, the Continuing Parties desire to amend and restate the Prior Agreement.

WHEREAS, although as of the date of this Agreement, neither the Parties to this Agreement or the parties to the Prior Agreement separately and collectively have ever exhausted the total limits of insurance coverage available under any of the Shared Insurance Policies, the Parties wish to ensure that claims asserted under any of the Shared Insurance Policies by one or more Parties will not unreasonably deprive other Parties of insurance that may be available to them.

AGREEMENTS:

NOW, THEREFORE, in full consideration of the foregoing and of the mutual agreements herein contained, and intending to be legally bound, the Parties agree as follows:

1.Definitions

The following definitions will apply to the listed terms wherever those terms appear throughout this Agreement as well as in any exhibits or attachments thereto.  Moreover, each defined term stated in a singular form shall include the plural form, each defined term stated in plural form shall include the singular form, and each defined term stated in the masculine form or in the feminine form shall include the other.

A.

“Shared Insurance Policies” shall mean any one or more of the insurance policies listed on Exhibit “A” hereto, as well as any past, present or future insurance policies that provide insurance coverage to two or more Parties to this Agreement and where the policy provides for an aggregate limit for all claims during the policy period.

B.

“Covered Claim” shall mean any claim for insurance coverage that any Party may assert at any time under any Shared Insurance Policy that is covered in whole or in part under the terms and conditions of the Shared Insurance Policy in question, or that would be covered but for the fact that all available limits of insurance coverage under the Shared Insurance Policy in question already have been exhausted by one or more claims of one or more Parties.   Each Covered Claim shall be subject to the terms, conditions, exclusions, limits and deductibles or self-insured retentions of the identified Shared Insurance Policy, including for the avoidance of doubt as though the applicable available limits had not been exhausted in the event such available limits have been exhausted.

C.

“Net Indemnified Covered Claims” of a Party shall mean any Covered Claim for which such Party has received or is entitled to receive amounts from other Parties pursuant to the indemnification and reimbursement obligations of this Agreement, net of any amounts paid or payable by such Party to the other Parties pursuant to the indemnification and reimbursement obligations of this Agreement.  For the avoidance of doubt, Net Indemnified Covered Claims of a Party may be a negative amount.

D.	“Reimbursed Covered Claim” shall mean any Covered Claim for which any Party actually has received a total or partial insurance coverage from the insurer under any Shared Insurance Policy.

E.

“Remaining Covered Claim” shall mean any Covered Claim or portion of a Covered Claim of any Party for which the available limits of insurance coverage under the Shared Insurance Policy in question already have been exhausted by one or more Reimbursed Covered Claims of one or more Parties.

2.Agreement

Whenever the available limits of insurance coverage under any Shared Insurance Policy have been exhausted by one or more Reimbursed Covered Claims submitted by one or more Parties, this Agreement will provide a mechanism by which the Parties will share financial responsibility for all Remaining Covered Claims.

Financial responsibility for each Remaining Covered Claim shall be divided among those Parties with Covered Claims for that policy.  Each such Party other than the holder of a particular Remaining Covered Claim shall indemnify and reimburse the holder of that Remaining Covered Claim by an amount such that, following such reimbursement, each Party with a Covered Claim for that policy shall have for that policy aggregate Reimbursed Covered Claims plus aggregate Net Indemnified Covered Claims in an amount equal to the product of (A) the total available limits of insurance coverage for all claims during the policy period for the particular policy and (B) the percentage determined by dividing the Covered Claims of such Party by the sum of all Parties’ Covered Claims for the particular policy.

Any indemnification obligation required by this Agreement shall be paid within 60 days after a Party requests in writing indemnification from another Party or Parties with respect to a Remaining Covered Claim and provides a brief description of the Remaining Covered Claim, as well as identification of the Shared Insurance Policy that would, but for exhaustion of limits, provide coverage for the Remaining Covered Claim.  If the insurer issuing the Shared Insurance Policy in question has taken the position that the claim would be covered and payable but for prior exhaustion of available limits of coverage, the claim conclusively will be considered by the Parties to be a Remaining Covered Claim.  If the insurer issuing the Shared Insurance Policy in question has not or will not expressly state that a claim would be covered and payable but for exhaustion, the Parties will attempt in good faith to agree whether or not the claim is a Remaining Covered Claim.  If the Parties cannot agree whether a claim is a Remaining Covered Claim, or if the Parties cannot agree as to the application of the Shared Insurance Policy to the Remaining Covered Claim, the questions will be settled pursuant to the “Dispute Resolution” provisions of this Agreement.

3.Confidentiality

The Parties agree that all matters relating to the terms, negotiation and implementation of this Agreement, including documents and information exchanged during negotiations or relating to indemnification obligations and claims made hereunder, shall be confidential and are not to be disclosed except as required by law, regulation, order of a court or by agreement, in writing, of the Parties, except that, provided recipients agree to keep such information confidential, the Agreement may be disclosed to any officer, director, or parent corporation of any Party and any outside counsel, consultants, auditors or accountants of any Party.

In the event a private litigant, by way of document request, interrogatory, subpoena, or questioning at deposition or trial, attempts to compel disclosure of anything protected by this Section, the Party from whom disclosure is sought shall decline to provide the requested information on the ground that this Agreement prevents such disclosure.  In the event such private litigant seeks an order from any court or governmental body to compel such disclosure, or in the event that a court, government official, or governmental body (other than the Internal Revenue Service or other similar U.S. or foreign governmental taxation authorities) requests or requires disclosure of anything protected by this Agreement, the Party from whom disclosure is sought shall promptly give written notice by facsimile or hand-delivery to the other Parties, and shall promptly provide copies of all notice papers, orders, requests or other documents in order to allow each Party to take such protective steps as may be appropriate in order to preserve the confidentiality of such information.  Notice shall be made under this Paragraph to the persons identified in Section 8 of this Agreement.

4.No Modification

No change or modification of this Agreement shall be valid unless it is made in writing and signed by each of the Parties.  Notwithstanding the foregoing, to the extent any Party, subsequent to the date of this Agreement, ceases to be an affiliate of Contran and no longer is a party to any of the Shared Insurance Policies, such Party will cease to be deemed a Party to this Agreement as of the date such Party first ceased to be an affiliate of Contran and was no longer a party to any of the Shared Insurance Policies (subject to the rights and obligations of such Party under the terms of this Agreement with respect to any Covered Claim of such Party which arose prior to the date such Party ceased to be deemed a Party to this Agreement, including without limitation the reimbursement rights and indemnification obligations of such Party under the terms of this Agreement).

5.Execution

This Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be deemed an original and shall together constitute an entire Agreement.

6.Governing Law

This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule.

7.Dispute Resolution

A.

The Parties agree to use their best efforts to resolve claims relating to this Agreement prior to instituting arbitration proceedings as set forth below.  In the event such efforts are unsuccessful, the Parties agree that any controversy or claim arising out of or relating to this Agreement or any breach thereof, including without limitation, any disputes concerning the calculation of any settlement payment under this Agreement, shall be submitted to final and binding arbitration before a single arbitrator, who shall be a former judge or an attorney licensed to practice law in Texas with at least ten years’ experience, and whom the Parties shall choose.  If the Parties cannot agree on the arbitrator, the arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association that are in effect at the time the dispute is submitted to arbitration.

B.

To the extent the Parties are unable to agree, the commercial rules and procedures of the American Arbitration Association that were in effect on the date of execution of this Agreement shall apply to the arbitration.  Texas law shall govern any arbitration.

C.

Any arbitration conducted in accordance with this Agreement shall be conducted in Texas or such other location as the Parties may agree.  The Parties shall abide by the arbitrator’s award, and judgment on that award may be entered by a court of competent jurisdiction in Texas, in accordance with Texas law.

8.Notices

Unless another person is designated, in writing, for receipt of notices hereunder, notices to the respective Parties shall be sent to the following person by facsimile transmission or overnight courier:

CompX International Inc.:	Attn: General Counsel Three Lincoln Centre 5430 LBJ Freeway Suite 1700 Dallas, Texas 75240 (972) 233-1700 phone (972) 448-1445 fax
Contran Corporation:	Attn: General Counsel Three Lincoln Centre 5430 LBJ Freeway Suite 1700 Dallas, Texas 75240 (972) 233-1700 phone (972) 448-1445 fax

Kronos Worldwide, Inc.	Attn: General Counsel Three Lincoln Centre 5430 LBJ Freeway Suite 1700 Dallas, Texas 75240 (972) 233-1700 phone (972) 448-1445 fax
NL Industries, Inc.	Attn: General Counsel Three Lincoln Centre 5430 LBJ Freeway Suite 1700 Dallas, Texas 75240 (972) 233-1700 phone (972) 448-1445 fax

Valhi, Inc.:	Attn: General Counsel Three Lincoln Centre 5430 LBJ Freeway Suite 1700 Dallas, Texas 75240 (972) 233-1700 phone (972) 448-1445 fax

9.	Amendment and Restatement and Integration

This Agreement:

A.	amends, restates and replaces in its entirety the Prior Agreement; and

B.

constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all discussions, agreements and understandings, both written and oral, among the Parties with respect thereto.

10.Severability

This Agreement shall be binding upon and inure to the benefit of the Parties hereto.  In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired hereby.

11.Term

This Agreement may be terminated by each of the Parties upon one (1) year’s written notice to the other Parties.

12.Assignment

This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, except that any successor to a Party may assume the rights and obligations of the Party under this Agreement.  Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of this Agreement by their duly authorized representatives.

CompX International Inc. /s/ James W. Brown By: James W. Brown Vice President, Chief Financial Officer and Controller	NL Industries, Inc. /s/ Gregory M. Swalwell By: Gregory M. Swalwell Executive Vice President and Chief Financial Officer

Contran Corporation /s/ Gregory M. Swalwell By: Gregory M. Swalwell Executive Vice President, Chief Financial Officer and Chief Accounting Officer	Valhi, Inc. /s/ Gregory M. Swalwell By: Gregory M. Swalwell. Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Kronos Worldwide, Inc. /s/ Gregory M. Swalwell By: Gregory M. Swalwell Executive Vice President and Chief Financial Officer

EXHIBIT A

Shared Insurance Policies

1.	Directors and Officers Liability (Primary and Excess)
2.	Fiduciary liability
3.	Crime Insurance
4.	General Liability (U.S)
5.	Excess Liability
6.	Property
7.	Deductible Buydown